EXHIBIT 2.2
Production Equipments & Inventory Purchase Agreement
(Party A: Seller): Secuary Liquidation Team
(Responsible Person):
(Party B: Purchaser): RAE Systems (Shanghai) Inc.
(Responsible Person): Mr. Robert I Chen
1: (Agreed Party1: Infotech)
(Responsible Person):
2: (Agreed Party2: Aegison China)
(Responsible Person):
3: (Agreed Party3: Mr. Lu Bin)
(ID Number) :
     Party A now wishes to transfer Securay production equipments & inventory to Party B. Party B also recognizes the production equipments & inventory transfer stated hereby in this agreement. Infotech, Aegison China and Mr. Lu Bin, as investing party of Securay, also fully realize the production equipments & inventory transaction indicated herein this agreement and agrees all the terms listed in this agreement between Party A and Party B. Infotech, Aegison China and Mr. Lu Bin would also serve as an agreed party to abandon all rights to any negotiations may have with Party A for such transaction stated herein.
     Both parties agree to reach all the terms listed below for production equipment & inventory purchase:
Production equipments & inventory Purchase Pricing, payment and related transactions:
     1. Party A would like to transfer all of Production equipments which the net value is RMB¥18,329.78 to Party B with the value of RMB¥19,000.
     Please refer to Appendix 1 for the transferred production equipments.
     2. Party A would like to transfer all of inventory which the net value is RMB¥1,266,873.23 to Party B with the value of RMB¥1,401,000.

     Please refer to Appendix 2 for the transferred inventory.
     3. The total value of the transferred production equipments & inventory is RMB¥1,420,000. Within 30 days upon the agreement signed by both parties, Party B should pay RMB¥1,420,000as a one time payment to Party A.
     For any production equipments & inventory owned by Party A to be sold to Party B, Party A guarantees the absolute and complete right to dispose, and Party A also guarantees all Production equipments & inventory sold to Party B should be free of any pledge, or recourse from third party upon the production equipments & inventory sold. Party A should bear any economic consequence and legal responsibility.
Responsibilities of Breach of contract:
     1. Upon the effectiveness of the production equipments & inventory transfer agreement, both parties should execute all obligations stated herein the agreement and fully comply with all terms and conditions.
     2. Any reason from Party A to fail the production equipments & inventory sale, Party A should pay 2% of the transferred amount as default penalty to Party B.
     3. Any reason from Party B to delay the payment to Party A, Party B should pay 2% of the transferred amount as default penalty to Party A.
Revision or relinquishment of production equipments & inventory transfer agreement:
     Any revision or relinquishment of the production equipments & inventory transfer agreement needs to be recognized by both parties.
Dispute Resolution:
     Any dispute arisen from the share transfer agreement needs to be negotiated by both parties with friendly intention. Any unresolved dispute may appeal to arbitration committee for final resolution upon agreement by both parties.
     This production equipments & inventory Purchase agreement is valid and effective upon both parties’ signatures and chops with 5 copies.
     Chinese is the valid language for interpretation if there is any discrepancy.
(Party A: Seller): Secuary Liquidation Team
(Responsible Person):
(Party B: Purchaser): RAE Systems (Shanghai) Inc.
(Responsible Person): Mr. Robert I Chen

1: (Agreed Party1: Infotech)
(Responsible Person):
     2006 Month Date
2: (Agreed Party2: Aegison China)
(Responsible Person):
3: (Agreed Party3: Mr. Lu Bin)
(ID Number):

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